EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-179158, 333-179159, 333-144254, 333-144253, 333-144252, 333-85412, 333-85418, and 333-85420) pertaining to the Directors’ Stock Option Plan, Executive Long-Term Stock Incentive Plan, and Employee Stock Option Plan of Monarch Casino & Resort, Inc. of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedules of Monarch Casino & Resort, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

Las Vegas, Nevada

March 14, 2012